Exhibit 10.1

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED MASTER COVENANT AGREEMENT (this “Amendment”) is made as of April 5, 2023, by and between GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM”), and M&T BANK, a New York banking corporation (“M&T”).

RECITALS

WHEREAS, GPM and M&T entered into that certain Second Amended and Restated Master Covenant Agreement dated as of June 24, 2021, as modified by that certain Amendment to Second Amended and Restated Master Covenant Agreement dated as of October 14, 2021, as further modified by that certain Second Amendment to Second Amended and Restated Master Covenant Agreement dated as of October 5, 2022 (collectively, as further modified or amended from time to time, the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Section 3.02 of the Agreement requires that GPM shall deliver a copy of any amendment or modification to the PNC Credit Agreement to M&T within ten (10) days following the execution thereof (the “PNC Amendment Requirement”);

WHEREAS, the PNC Credit Agreement has been amended pursuant to that certain Eighth Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of December 20, 2022 (the “PNC Amendment”), a copy of which has been delivered to M&T pursuant to the PNC Amendment Requirement; and

WHEREAS, GPM and M&T mutually desire to modify and amend the provisions of the Agreement in the manner hereinafter set out for purposes of conforming the Agreement to the PNC Credit Agreement as modified by the PNC Amendment, it being specifically understood that, except as herein modified and amended, the terms and provisions of the Agreement shall remain unchanged and continue in full force and effect as therein written.

AGREEMENT

NOW, THEREFORE, effective as of the date first written above, GPM and M&T, in consideration of M&T’s continued extension of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the foregoing, hereby agree that the Agreement shall be, and the same hereby is, modified and amended as follows:

A. Conditions Precedent to Effectiveness of Modification. This Amendment shall become effective as of the date the following conditions precedent have been satisfied in M&T’s sole discretion or waived by M&T, for whose sole benefit such conditions exist (the “Amendment Effective Date”):

(a) GPM shall have executed and delivered this Amendment to M&T;

(b) M&T shall have executed this Amendment;

(c) GPM shall have paid to M&T all fees due and payable in connection with this Amendment, including, without limitation, all administrative expenses, legal fees (including attorneys’ fees) and/or out-of-pocket expenses;

(d) since December 31, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(e) M&T shall have received such other documents as M&T or M&T’s counsel may reasonably request, including, without limitation, written confirmation (or other evidence satisfactory to M&T and M&T’s counsel that the PNC Amendment has become effective as of the Amendment Effective Date).

B. Modifications. Upon satisfaction of the foregoing conditions precedent, the Agreement shall be, without further act or deed, modified and amended as follows, effective as of the Amendment Effective Date:

1.
Section 1 of the Agreement, entitled “Definitions”, is hereby modified and amended by adding the following defined terms in alphabetical order as follows:

“Eighth Amendment Closing Date” shall mean December 20, 2022.

“Financing Lease Obligation” shall mean, as applied to any Person, all obligations under Financing Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Financing Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as financing leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a financing lease liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

2.
Section 1 of the Agreement, entitled “Definitions”, is hereby further modified and amended by deleting the following defined terms in their entirety: “Holdings”.

3.
Section 1 of the Agreement, entitled “Definitions”, is hereby further modified and amended by deleting and restating the following defined terms in their entireties as follows:

“Consolidated EBITDA” shall mean net income of Borrowers on a Consolidated Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(a)
Consolidated Interest Expense for such period;
(b)
federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;
(c)
depreciation and amortization expenses for such period;
(d)
fees, expenses and other charges related to the Empire Acquisition in an aggregate principal amount not to exceed $10,000,000;
(e)
fees, expenses and other charges related to Permitted Acquisitions (other than the Empire Acquisition), investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,000,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;
(f)
any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;
(g)
any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges, non-cash rent expenses and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;
(h)
non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;
(i)
net unrealized losses on Interest Rate Hedges and fuel hedges permitted under Section 7.26 of the PNC Credit Agreement; and
(j)
(A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus (in each case, solely to the extent included in arriving at net income):
(k)
unusual, extraordinary or non-recurring gains;
(l)
all non-cash items increasing net income of Borrowers on a Consolidated Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and
(m)
net unrealized gains on Interest Rate Hedges and fuel hedges permitted under Section 7.26 of the PNC Credit Agreement.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary other than the MLP that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary, and (z) solely for purposes of calculating the portion of Consolidated EBITDA with respect to the MLP, the MLP shall be treated as if it is a wholly-owned Subsidiary so long as the MLP is a Subsidiary of GPM.

“GPMI Operating Agreement” shall mean that certain Seventh Amendment and Restatement of the Limited Liability Company Agreement of GPM Investments, LLC, dated as of July 31, 2022, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Guarantor” shall mean Arko or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance GAAP:

(a) all indebtedness of such Person for borrowed money and purchase money indebtedness, and all other indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), of bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedge Liabilities of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than earn-outs and ordinary course trade payables);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i) any earn-out or deferred purchase price adjustment obligation (including seller notes) with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, only when such obligation shall become earned and due (and remains unpaid);

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business other than trade accounts payable in an aggregate amount in excess of $10,000,000 that are more than sixty (60) days past due, (vi) any earn-out or deferred purchase price adjustment obligation with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, until such obligation shall become earned and due and not promptly paid, (vii) deferred compensation payable to directors, officers or employees of any Borrower or any Subsidiary of a Borrower, (viii) Financing Leases (including lease liabilities resulting from failed sale and leaseback transactions) other than Attributable Indebtedness, or (ix) operating leases under ASC 842.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or equivalent entity) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited (including by such Person’s pro rata portion of such Indebtedness based on such Person’s pro rata ownership of such partnership or joint venture). The amount of any net Hedge Liabilities on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Permitted Acquisitions” shall mean:

(a)
all acquisitions consummated prior to the Eighth Amendment Closing Date to the extent such acquisitions were permitted hereunder or otherwise approved in writing by the Agent and the Lenders;
(b)
any acquisition that has the closing purchase price funded solely by the MLP (provided that Borrowers may pay (x) a portion of the purchase price in an amount not to exceed $25,000,000 in the aggregate plus (y) the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business so long as, in each case, at the time of and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount); or
(c)
any other acquisition that meets the following conditions:
(i)
at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent.
(ii)
such Person and its Subsidiaries shall be required to become Borrowers hereunder and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 of the PNC Credit Agreement within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 of the PNC Credit Agreement; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 of the PNC Credit Agreement, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 of the PNC Credit Agreement, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);
(iii)
immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited Condition Acquisition, compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;
(iv)
the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 of the

PNC Credit Agreement;
(v)
such acquisition is not a hostile or contested acquisition;
(vi)
either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Consolidated Basis, would be not less than 1:10 to 1.00, measured as of the most recent Test Period; and
(vii)
no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Holders” shall mean any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P. and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a)
has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b)
has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Financing Lease Obligations; provided further that if such purchase money Indebtedness or Financing Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the maturity date of this Agreement, the maturity date after such refinancing shall not be shortened to a date before the maturity date of this Agreement;
(a)
is not entered into as part of a sale leaseback transaction;
(b)
is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;
(c)
the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by this Agreement;
(d)
is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and
(e)
is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Tax Distribution” shall mean, for each taxable year in which GPM is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions or payments made by GPM to its direct or indirect owner(s) related to tax obligations attributable to the operations of GPM and its Subsidiaries, provided that the amount of such Tax Distributions with respect to any taxable year does not exceed the amount that the Borrowers and their Subsidiaries would have been required to pay in respect of the income taxes for such taxable year had the Borrowers and their Subsidiaries been a stand alone taxpayer or stand alone group (separate from any such direct or indirect parent company) for the applicable taxable years.

C. Representations and Warranties. GPM hereby represents and warrants that no Event of Default (as defined in the Agreement) has occurred and is continuing, or would exist with notice or the lapse of time or both, and that all representations and warranties herein and in the other M&T Loan Documents are true and correct in all material respects.

IT IS MUTUALLY AGREED by and between the parties hereto that this Amendment shall become a part of the Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Agreement, as hereby amended. Furthermore, M&T does hereby reserve all rights and remedies it may have against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the indebtedness evidenced by the M&T Loan Documents in addition to any other rights and remedies M&T may have under the Agreement or any of the other M&T Loan Documents.

GPM promises and agrees to pay and perform all of the requirements, conditions and obligations under the terms of the M&T Loan Documents and the Agreement, as hereby modified and amended, said documents being hereby ratified and affirmed. The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of any security instrument executed in connection with the M&T Credit Facilities, which security instruments shall retain their priority as originally filed for record. GPM expressly agrees that the M&T Loan Documents and the Agreement are in full force and effect and that GPM has no right to setoff, counterclaim or defense to the payment thereof. Any reference contained in the Agreement, as amended herein, or in any of the M&T Loan Documents to the Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

This Amendment shall be closed without cost to M&T and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by GPM. M&T is not providing legal advice or services to GPM.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

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THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

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IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

GPM:

GPM INVESTMENTS, LLC,

a Delaware limited liability company

By: /s/ Donald P. Bassell (SEAL)

Name: Donald P. Bassell

Title: Chief Financial Officer

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

M&T:

M&T BANK,

a New York banking corporation

By: /s/ Drake A. Staniar (SEAL)

Name: Drake A. Staniar

Title: Senior Vice President